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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion of our reports dated February 23, 2000 (except as to note 2, which is dated as of March 21, 2000) included herein with respect to the consolidated balance sheets of ARTISTdirect, Inc. (and its predecessor company ARTISTdirect, LLC) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in members' and stockholders' equity (deficit), and cash flows for each of the years in the three year period ending December 31, 1999, and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP

Los Angeles, California

November 29, 2000